                                                                     EXHIBIT 8

                                 May 21, 1998

Mr. Larry J. Harris
10221 Southwest 143rd Street
Miami, Florida 33176


Dear Larry:

         Reference is made to our letter to you dated May 15, 1998 with respect to our proposal in connection with your bid to acquire Pollo Tropical, Inc. This letter agreement confirms your agreement that in recognition of our willingness to support the bid, the second paragraph of the May 15, 1998 letter is hereby amended and resumed in its entirety to read as follows:



                  You further agree that in the event an agreement of sale, merger or recapitalization is entered into by Pollo Tropical, Inc. within 30 days of the date hereof with a party other than Quad-C, Inc. providing for the conversion of the outstanding common stock of Pollo Tropical, Inc. into cash or securities of another issuer and such transaction is consummated at an effective price per share above $10.25 per share, then upon consummation of such transaction the gross proceeds received by you, Molly and the trusts for the benefit of your children with respect to the 1,448,074 shares held by you and them in excess of $10.25 per share shall be applied as follows: (i) first, to Quad-C, Inc. the amount of its reasonable documented direct out-of-pocket expenses, including expenses paid by Quad-C, Inc. to its financial, legal and other advisors, in connection with this transaction, (ii) second, to the payment of your reasonable documented direct out-of-pocket expenses, including the fees and expenses of your financial and legal advisors, and (iii) third, 50% of the balance to Quad-C, Inc.


         Except as set forth in the preceding paragraph, you confirm that the letter dated May 15, 1998 remains in full force and effect.


                                             Sincerely,



                                             /s/ Edward T. Harvey
                                             ----------------------------
                                             Edward T. Harvey




Agreed:

/s/ Larry J. Harris
---------------------------
Larry J. Harris



                                  Page 8 of 23
                            Exhibit Index on Page 6